Exhibit 99.1

FOR IMMEDIATE RELEASE

Orient Paper, Inc. Announces Unaudited Preliminary Results

for Fourth Quarter 2013

BAODING, China, February 25, 2014 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its preliminary unaudited results for the fourth quarter ended December 31, 2013. The Company will file its Form 10-K with the Securities and Exchange Commission and will announce, through a press release, its audited financial results for the fourth quarter and full fiscal year 2013 ended December 31, 2013 before market opens on Tuesday, March 25, 2014.

Preliminary Fourth Quarter 2013 Selected Unaudited Financial Results Highlights

	4Q13	4Q12	Change	FY2013	FY2012	Change
Revenue (US$ million) Revenue excluding PM1[1]	35.2 35.2	43.5 36.1	-19.1% -2.5%	125.7 125.7	151.1 122.5	-16.8% +2.6%
Sales volume (tonnes) - Corrugating Medium Paper (“CMP”) - CMP excluding PM1[1] - Offset Printing Paper - Digital Photo Paper	62,562 62,562 15,469 382	83,769 63,588 16,823 237	-25.3% -1.6% -8.0% +61.2%	217,136 217,136 58,609 1,284	254,500 175,758 67,564 1,604	-14.7% +23.5% -13.3% -20.0%
Average selling price/tonne (“ASP”) - CMP - Offset Printing Paper - Digital Photo Paper	373 676 3,879	369 697 3,726	+1.1% -3.0% +4.1%	373 680 3,871	377 727 3,858	-1.1% -6.5% +0.6%
Gross profit (US$ million)	7.2	6.7	+7.5%	23.3	27.1	-14.0%
Net income (US$ million)	3.5[2]	2.0[3]	+75.0%	13.0	14.7	-11.6%
EPS (US$)	0.19	0.11	+72.7%	0.71	0.79	-10.1%

(1)	PM1 suspended operation since December 31, 2012 for modernization
(2)	4Q13 net income includes a US$0.8m share-based compensation
(3)	4Q12 net income includes a US$2.76m impairment loss

Key Highlights for Fourth Quarter 2013

•	Gross profit up 7.5% YoY to US$7.2 million and net income up 75.0% YoY to US$3.5 million
•	PM6 monthly annualized utilization reached 86% in December 2013
•	PM1 conversion progressing with early completion expected
•	PM8 construction in progressing according to schedule

Key Highlights for Full Year 2013

•	Achieved full year 2013 guidance with net income at US$13.0 million and basic and diluted EPS at US$0.71
•	Revenue down 16.8% YoY to US$125.7 million due to suspension of PM1 for renovation and production suspension from the mandatory environmental inspection during the first quarter of 2013

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are pleased to report that Orient Paper’s production continues its recovery in the fourth quarter, which helped us to achieve satisfactory results well within our financial guidance for the full year of 2013. With the average selling price and raw materials prices both stabilizing in the fourth quarter, we realized a better margin year-over-year, leading to an improvement in profitability as well.”

Mr. Liu continued, “In terms of our existing operations, we continue to successfully ramp up production of PM6 and have attained a monthly annualized utilization of 86% in December. We are also optimistic that the conversion of PM1 into a building insulation liner paper production line can be completed ahead of schedule, and we plan to roll out production in the second quarter of 2014.”

Mr. Liu concluded, “Overall, we are pleased that Orient Paper continues to make progress in terms of its existing operations and new business expansion in Wei County, with the installation of PM8 progressing on schedule. While our current operation is our major source of revenue, new business opportunities such as building insulation liner and tissue paper will be additional key revenue growth drivers.”

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Wednesday, March 26, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	8592 2367

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	3388

The replay will be archived for fourteen days following the earnings announcement until April 9, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com